Exhibit 10.6

DATED 10 February 2011

ZEUS ONE MARINE LLC

(as Borrower)

- and -

ABN AMRO BANK N.V.

(as Lender)

US$31,500,000 SECURED

LOAN AGREEMENT

m.v. “CMA CGM ORCA”

STEPHENSON HARWOOD

Piraeus Office

Ariston Building

2 Filellinon Street & Akti Miaouli

Piraeus 185 36

Greece

Tel: +30 210 4295 160

Fax: +30 210 4295 166/7

Ref: F11.049

LOAN AGREEMENT

Dated: 10 February 2011

BETWEEN:

(1)

ZEUS ONE MARINE LLC (“Zeus”), a limited liability company formed under the laws of the Republic of the Marshall Islands, whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (the “Borrower”); and

(2)

ABN AMRO BANK N.V., with its registered address at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands, acting through its office at Coolsingel 93, 3012 AE Rotterdam, The Netherlands (the “Lender”).

WHEREAS:

(A)	The Borrower has agreed to purchase the Vessel from the Seller on the terms of the MOA and intends to register the Vessel under the flag specified below in the definition of “Vessel”.

(B)

The Lender has agreed to advance to the Borrower up to the lesser of (a) $31,500,000 and (b) 60% of the Purchase Price of the Vessel, to assist the Borrower to finance part of the Purchase Price of the Vessel.

IT IS AGREED as follows:

1	Definitions and Interpretation

1.1	In this Agreement:

“Accounts” means the Earnings Account and the Retention Account.

“Account Charge” means the deed of charge referred to in Clause 10.1.4 (Security Documents).

“Administration” has the meaning given to it in paragraph 1.1.3 of the ISM Code.

“Annex VI” means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997).

“Assignment” means the deed of assignment referred to in Clause 10.1.2 (Security Documents).

“Availability Termination Date” means 28 February 2011 or such later date as the Lender may in its discretion agree.

“Break Costs” means all sums payable by the Borrower from time to time under Clause 8.3 (Break Costs).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York, London, Rotterdam and Piraeus.

“Charters” means any time charters or other contracts of employment in respect of the Vessel entered or to be entered into between the Borrower and a Charterer for a period of duration in excess of twenty four (24) months on the terms and subject to the conditions of which the Borrower will charter the Vessel to the Charterer and “Charter” means each one of them.

“Charterer” means a company that has entered into a Charter with the Borrower in respect of the Vessel.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Compliance Certificate).

“Currency of Account” means, in relation to any payment to be made to the Lender under a Finance Document, the currency in which that payment is required to be made by the terms of that Finance Document.

“Default” means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“DOC” means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration under paragraph 13.2 of the ISM Code.

“Dollars” and “$” each means available and freely transferable and convertible funds in lawful currency of the United States of America.

“Drawdown Date” means the date on which the Loan is advanced under Clause 4 (Advance).

“Drawdown Notice” means a notice substantially in the form set out in Schedule 3 (Form of Drawdown Notice).

“Earnings” means all hires, freights, pool income and other sums payable to or for the account of the Borrower in respect of the Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessel.

“Earnings Account” means a bank account to be opened in the name of the Borrower with the Lender and designated “Zeus One Marine LLC - Earnings Account”.

“Encumbrance” means a mortgage, charge, assignment, pledge, lien, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Event of Default” means any of the events or circumstances set out in Clause 13.1 (Events of Default).

“Facility Period” means the period beginning on the date of this Agreement and ending on the date when the whole of the Indebtedness has been paid in full and the Security Parties have ceased to be under any further actual or contingent liability to the Lender under or in connection with the Finance Documents.

“Final Maturity Date” means the date falling on the earlier of (a) 28 February 2018 and (b) the seventh (7th) anniversary of the Drawdown Date.

“Finance Documents” means this Agreement, the Security Documents and any other document designated as such by the Lender and the Borrower and “Finance Document” means any one of them.

“Financial Indebtedness” means any obligation for the payment or repayment of money, whether present or future, actual or contingent, in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit;

(c)	any bond, note, debenture, loan stock or similar instrument;

(d)	any finance or capital lease;

(e)	receivables sold or discounted (other than on a non-recourse basis);

(f)	deferred payments for assets or services;

(g)

any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“General Terms and Conditions” means the Lender’s general terms and conditions of business (as amended and/or supplemented from time to time by the Lender), a copy of the current version of which is set out in Schedule 5.

“Guarantee” means the guarantee and indemnity referred to in Clause 10.1.3 (Security Documents).

“Guarantor” means Poseidon Containers Holdings LLC, a limited liability company formed and existing under the laws of the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 and/or (where the context permits) any other person who shall at any time during the Facility Period give to the Lender a guarantee and/or indemnity for the repayment of all or part of the Indebtedness.

“IAPPC” means a valid international air pollution prevention certificate for the Vessel issued under Annex VI.

“IFRS” means International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board.

“Indebtedness” means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) payable to the Lender under all or any of the Finance Documents.

“Initial Charter” means a time charter or other contract of employment in respect of the Vessel dated 27 October 2010 entered into between the Borrower and the Charterer for a period of duration of not less than 24 months at a daily rate of hire of $24,700 on the terms and subject to the conditions of which the Borrower has chartered the Vessel to the Charterer.

“Initial Charterer” means CMA CGM, Marseille France.

“Insurances” means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with the Vessel or her increased value or her Earnings and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.

“Interest Payment Date” means each date for the payment of interest in accordance with Clause 7.7 (Accrual and payment of interest).

“Interest Period” means each period for the determination and payment of interest selected by the Borrower or agreed or selected by the Lender pursuant to Clause 7 (Interest).

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.

“ISM Company” means, at any given time, the company responsible for the Vessel’s compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.

“ISPS Code” means the International Ship and Port Facility Security Code.

“ISPS Company” means, at any given time, the company responsible for the Vessel’s compliance with the ISPS Code.

“ISSC” means a valid international ship security certificate for the Vessel issued under the ISPS Code.

“LIBOR” means:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for any Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places) quoted to the Lender in the London interbank market,

at 11.00 a.m. two (2) Business Days before the first day of the relevant Interest Period for the offering of deposits in Dollars in an amount comparable to the Loan (or any relevant part of the Loan) and for a period comparable to the relevant Interest Period.

“Loan” means the aggregate amount advanced or to be advanced by the Lender to the Borrower under Clause 4 (Advance) or, where the context permits, the amount advanced and for the time being outstanding.

“Management Agreements” means the agreements for the commercial and/or technical management of the Vessel entered into between the Borrower and the Managers, the terms of which must be acceptable to the Lender in its discretion, and “Management Agreement” means any one of them.

“Managers” means (i) Technomar Shipping Inc., as technical managers, a company incorporated under the laws of the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia and (ii) Conchart Commercial Inc., as commercial managers, a company incorporated under the laws of the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 or such other commercial and/or technical managers of the Vessel nominated by the Borrower as the Lender may approve.

“Managers’ Undertakings” means the undertakings referred to in Clause 10.1.6 (Security Documents) and “Managers’ Undertaking” means each one of them.

“Mandatory Cost” means the percentage rate per annum calculated by the Lender in accordance with Schedule 2 (Calculation of Mandatory Cost).

“Margin” means three per cent (3%) per annum.

“Market Value” means the market value of the Vessel (conclusively determined by the average of two valuations to be obtained by the Lender from two reputable, independent and first class firms of shipbrokers appointed by the Lender and reporting to the Lender on the basis of a charter-free sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer and the Borrower shall bear the cost of two such valuations each calendar year, unless a Default has occurred, in which case the cost of all such valuations shall be borne by the Borrower).

“Maximum Loan Amount” means an aggregate amount not exceeding the lesser of (a) thirty one million five hundred thousand Dollars ($31,500,000) and (b) 60% of the Purchase Price of the Vessel.

“Membership Interest Pledge Agreement” means the pledge of membership interests referred to in Clause 10.1.5 (Security Documents).

“MOA” means the memorandum of agreement dated 27 October 2010 on the terms and subject to the conditions of which the Seller will sell the Vessel to the Borrower for the Purchase Price.

“Mortgage” means the preferred mortgage referred to in Clause 10.1.1 (Security Documents).

“Original Financial Statements” means the annual audited financial statements of the Borrower for the financial year ended 31 December 2010 and the annual audited consolidated financial statements of the Guarantor for the financial year ended 31 December 2010.

“Pledgor” means Poseidon Containers Holdings LLC, a limited liability company formed and existing under the laws of the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960.

“Purchase Price” means, in respect of the Vessel, an aggregate amount of fifty two million five hundred thousand Dollars ($52,500,000).

“Relevant Documents” means the Finance Documents, the MOA, the Charters, the Initial Charter and the Management Agreements.

“Repayment Date” means the date for payment of any Repayment Instalment in accordance with Clause 5.1 (Repayment of Loan).

“Repayment Instalment” means any instalment of the Loan to be repaid by the Borrower under Clause 5.1 (Repayment of Loan).

“Requisition Compensation” means all compensation or other money which may from time to time be payable to the Borrower as a result of the Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

“Retention Account” means a bank account to be opened in the name of the Borrower with the Lender and designated “Zeus One Marine LLC - Retention Account”.

“Screen Rate” means in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or the service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower.

“Security Documents” means the Mortgage, the Assignment, the Guarantee, the Account Charge, the Membership Interest Pledge Agreement, the Managers’ Undertakings or (where the context permits) any one or more of them and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness and “Security Document” means any one of them.

“Security Parties” means the Borrower, the Guarantor, the Pledgor, the Managers and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and “Security Party” means any one of them.

“Seller” means CMA CGM, Marseille France.

“SMC” means a valid safety management certificate issued for the Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

“SMS” means a safety management system for the Vessel developed and implemented in accordance with the ISM Code.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Total Loss” means:

(a)	an actual, constructive, arranged, agreed or compromised total loss of the Vessel; or

(b)	the requisition for title or compulsory acquisition of the Vessel by any government or other competent authority (other than by way of requisition for hire); or

(c)

the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture of the Vessel (not falling within (b) above), unless the Vessel is released and returned to the possession of the Borrower within thirty (30) days after the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture in question.

“Vessel” means the 5,100 TEU panamax container vessel “CMA CGM ORCA” (IMO no. 9318113), built in 2007, currently registered under the flag of the United Kingdom in the ownership of the Seller and intended to be sold by the Seller to the Borrower on the terms of the MOA and upon acquisition by the Borrower to be registered under the name of the Borrower under the flag of the Republic of Panama with the same name and everything now or in the future belonging to her on board and ashore.

1.2	In this Agreement:

1.2.1	words denoting the plural number include the singular and vice versa;

1.2.2

words denoting persons include corporations, limited liability companies, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.2.3	references to Recitals, Clauses and Schedules are references to recitals, clauses and schedules to or of this Agreement;

1.2.4	references to this Agreement include the Recitals and the Schedules;

1.2.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

1.2.6

references to any document (including, without limitation, to all or any of the Relevant Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7	references to “indebtedness” include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.2.8	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

1.2.9	references to the Lender include its successors, transferees and assignees; and

1.2.10	a time of day (unless otherwise specified) is a reference to London time.

1.3	Offer letter

This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between the Lender and the Borrower or their representatives prior to the date of this Agreement.

2	The Loan and its Purpose

2.1	Amount Subject to the terms of this Agreement, the Lender agrees to make available to the Borrower a term loan in an aggregate amount not exceeding the Maximum Loan Amount.

2.2	Purpose The Borrower shall apply the Loan for the purposes referred to in Recital (B).

2.3	Monitoring The Lender shall not be bound to monitor or verify the application of any amount borrowed under this Agreement.

3	Conditions of Utilisation

3.1

Conditions precedent    The Borrower is not entitled to have the Loan advanced unless the Lender has received all of the documents and other evidence listed in Part I of Schedule 1 (Conditions precedent).

3.2	Further conditions precedent The Lender will only be obliged to advance the Loan if on the date of the Drawdown Notice and on the proposed Drawdown Date:

3.2.1	no Default is continuing or would result from the advance of the Loan; and

3.2.2	the representations made by the Borrower under Clause 11 (Representations) are true in all material respects.

3.3

Conditions subsequent    The Borrower undertakes to deliver or to cause to be delivered to the Lender on, or as soon as practicable after, the Drawdown Date the additional documents and other evidence listed in Part II of Schedule 1 (Conditions subsequent).

3.4

No waiver    If the Lender in its sole discretion agrees to advance all or any part of the Loan to the Borrower before all of the documents and evidence required by Clause 3.1 (Conditions precedent) have been delivered to or to the order of the Lender, the Borrower undertakes to deliver all outstanding documents and evidence to or to the order of the Lender no later than thirty (30) days after the Drawdown Date or such other date specified by the Lender.

The advance of all or any part of the Loan under this Clause 3.4 shall not be taken as a waiver of the Lender’s right to require production of all the documents and evidence required by Clause 3.1 (Conditions precedent).

3.5	Form and content All documents and evidence delivered to the Lender under this Clause 3 shall:

3.5.1	be in form and substance acceptable to the Lender; and

3.5.2	if required by the Lender, be certified, notarised, legalised or attested in a manner acceptable to the Lender.

4	Advance

The Borrower may request the Loan to be advanced in one amount on any Business Day prior to the Availability Termination Date by delivering to the Lender a duly completed Drawdown Notice not more than ten (10) and not fewer than three (3) Business Days before the proposed Drawdown Date. Any such Drawdown Notice shall be signed by an authorised signatory of the Borrower and, once delivered, is irrevocable.

5	Repayment

5.1

Repayment of Loan    The Borrower agrees to repay the Loan to the Lender by twenty eight (28) consecutive quarterly instalments, the first eight (1st-8th) such instalments each in the sum of eight hundred and twenty five thousand Dollars ($825,000), the following nineteen (9th-27th) such instalments each in the sum of five hundred and fifty thousand Dollars ($550,000) and the twenty eighth (28th) and final such instalment in the sum of fourteen million four hundred and fifty thousand Dollars ($14,450,000) (comprising an instalment of five hundred and fifty thousand Dollars ($550,000) and a balloon repayment of thirteen million nine hundred thousand Dollars ($13,900,000) (the “Balloon”)), the first instalment falling due on the date which is three (3) calendar months after the Drawdown Date and subsequent instalments falling due at consecutive intervals of three (3) calendar months thereafter with the final instalment being payable not later than the Final Maturity Date.

5.2

Reduction of Repayment Instalments    If the aggregate amount advanced to the Borrower is less than $31,500,000, the amount of each Repayment Instalment shall be reduced pro rata to the amount actually advanced.

5.3	Reborrowing The Borrower may not reborrow any part of the Loan which is repaid or prepaid.

6	Prepayment

6.1	Illegality If it becomes unlawful in any jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loan:

6.1.1	the Lender shall promptly notify the Borrower of that event; and

6.1.2

the Borrower shall repay the Loan (to the extent already advanced) on the last day of the current Interest Period or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

6.2

Voluntary prepayment of Loan  The Borrower may prepay the whole or any part of the Loan on any Interest Payment Date (but, if in part, being an amount that reduces the Loan by a minimum amount of $500,000 or integral multiples thereof) subject as follows:

6.2.1	it gives the Lender not less than 15 days’ (or such shorter period as the Lender may agree) prior notice;

6.2.2	no prepayment may be made until after the Availability Termination Date; and

6.2.3	any prepayment under this Clause 6.2 shall satisfy the obligations under Clause 5.1 (Repayment of Loan) at the Borrower’s sole discretion.

6.3

Mandatory prepayment on sale or Total Loss  If the Vessel is sold, re-financed or scrapped by the Borrower or becomes a Total Loss, the Borrower shall, simultaneously with any such sale, re-finance, scrapping or within one hundred and eighty (180) days after any such Total Loss, prepay the whole of the Loan. In the case of a complete re-finance of the Loan by another bank or financial institution, the Borrower shall, simultaneously with that re-finance, pay to the Lender, in addition to the amount prepaid, a fee of an amount equal to zero point twenty per cent (0.20%) of the amount prepaid.

6.4

Restrictions    Any notice of prepayment given under this Clause 6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs and subject to Clause 6.3 (Mandatory prepayment on sale or Total Loss), without premium or penalty.

7	Interest

7.1

Interest Periods    The period during which the Loan shall be outstanding under this Agreement shall be divided into consecutive Interest Periods of three, six, nine or twelve months’ duration, as selected by the Borrower by written notice to the Lender not later than 11.00 a.m. on the third Business Day before the beginning of the Interest Period in question, or such other duration as may be agreed by the Lender.

7.2

Beginning and end of Interest Periods    Each Interest Period shall start on the Drawdown Date or (if the Loan is already made) on the last day of the preceding Interest Period and end on the date which numerically corresponds to the Drawdown Date or the last day of the preceding Interest Period in the relevant calendar month except that, if there is no numerically corresponding date in that calendar month, the Interest Period shall end on the last Business Day in that month.

7.3

Interest Periods to meet Repayment Dates    If an Interest Period will expire after the next Repayment Date, there shall be a separate Interest Period for a part of the Loan equal to the Repayment Instalment due on that next Repayment Date and that separate Interest Period shall expire on that next Repayment Date.

7.4

Non-Business Days    If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

7.5	Interest rate During each Interest Period interest shall accrue on the Loan at the rate determined by the Lender to be the aggregate of (a) the Margin, (b) LIBOR and (c) the Mandatory Cost, if any.

7.6	Failure to select Interest Period If the Borrower at any time fails to select or agree an Interest Period in accordance with Clause 7.1 (Interest Periods), the interest rate applicable shall be the rate determined by the Lender in accordance with Clause 7.5 (Interest rate) for an Interest Period of such duration (not exceeding six months) as the Lender may select.

7.7

Accrual and payment of interest    Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Borrower to the Lender on the earlier of (a) the last day of each Interest Period and (b) quarterly.

7.8

Default interest    If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two per cent (2%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each selected by the Lender (acting reasonably). Any interest accruing under this Clause 7.8 shall be immediately payable by the Borrower on demand by the Lender. If unpaid, any such interest will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

7.9

Alternative interest rate    If either (a) the applicable Screen Rate is not available for any Interest Period and no rates are quoted to the Lender to determine LIBOR for that Interest Period or (b) the Lender determines that the cost to it of obtaining matching deposits for any Interest Period would be in excess of LIBOR and that determination is made no later than close of business in London on the day LIBOR is determined for that Interest Period:

7.9.1	the Lender shall give notice to the Borrower of the occurrence of such event; and

7.9.2	the rate of interest on the Loan for that Interest Period shall be the rate per annum which is the sum of:

(a)	the Margin; and

(b)	the rate which expresses as a percentage rate per annum the cost to the Lender of funding the Loan from whatever source it may reasonably select; and

(c)	the Mandatory Cost, if any.

7.10

Determinations conclusive    The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Clause 7 and each such determination shall (save in the case of manifest error) be final and conclusive.

8	Indemnities

8.1

Transaction expenses  The Borrower will, within fourteen (14) days of the Lender’s written demand, pay the Lender the amount of all costs and expenses (including legal fees and Value Added Tax or any similar or replacement tax if applicable) incurred by the Lender in connection with:

8.1.1

the negotiation, preparation, printing, execution and registration of the Finance Documents (whether or not any Finance Document is actually executed or registered and whether or not all or any part of the Loan is advanced);

8.1.2	any amendment, addendum or supplement to any Finance Document (whether or not completed); and

8.1.3

any other document which may at any time be required by the Lender to give effect to any Finance Document or which the Lender is entitled to call for or obtain under any Finance Document (including, without limitation, any valuation of the Vessel).

8.2

Funding costs  The Borrower shall indemnify the Lender promptly on the Lender’s written demand against all losses and costs incurred or sustained by the Lender if, for any reason, the Loan is not advanced to the Borrower after the Drawdown Notice has been given to the Lender, or is advanced on a date other than that requested in the Drawdown Notice (unless, in either case, as a result of any default by the Lender).

8.3

Break Costs  The Borrower shall indemnify the Lender promptly on the Lender’s written demand against all costs, losses, premiums or penalties incurred by the Lender as a result of its receiving any prepayment of all or any part of the Loan

(whether pursuant to Clause 6 (Prepayment) or otherwise) on a day other than the last day of an Interest Period for the Loan or relevant part of the Loan, or any other payment under or in relation to the Finance Documents on a day other than the due date for payment of the sum in question, including (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain all or any part of the Loan, and any liabilities, expenses or losses incurred by the Lender in terminating or reversing, or otherwise in connection with, any interest rate and/or currency swap, transaction or arrangement entered into by the Lender to hedge any exposure arising under this Agreement, or in terminating or reversing, or otherwise in connection with, any open position arising under this Agreement.

8.4

Currency indemnity  In the event of the Lender receiving or recovering any amount payable under a Finance Document in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrower shall, promptly on the Lender’s written demand, pay to the Lender such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Lender as a separate debt under this Agreement.

8.5

Increased costs If, by reason of the introduction of any law, or any change in any law, or any change in the interpretation or administration of any law, or compliance with any request or requirement from any central bank or any fiscal, monetary or other authority occurring after the date of this Agreement (including the implementation or application of or compliance with the Basel II Accord or any other Basel II Regulation (whether such implementation, application or compliance is by any central bank or any fiscal, monetary or other authority, the Lender or the holding company of the Lender)):

8.5.1	the Lender (or the holding company of the Lender) shall be subject to any Tax with respect to payment of all or any part of the Indebtedness (other than Tax on overall net income); or

8.5.2	the basis of Taxation of payments to the Lender in respect of all or any part of the Indebtedness shall be changed; or

8.5.3	any reserve requirements shall be imposed, modified or deemed applicable against assets held by or deposits in or for the account of or loans by any branch of the Lender; or

8.5.4

the manner in which the Lender allocates capital resources to its obligations under this Agreement or any ratio (whether cash, capital adequacy, liquidity or otherwise) which the Lender is required or requested to maintain shall be affected; or

8.5.5	there is imposed on the Lender (or on the holding company of the Lender) any other condition in relation to the Indebtedness or the Finance Documents;

and the result of any of the above shall be to increase the cost to the Lender (or to the holding company of the Lender) of the Lender making or maintaining the Loan, or to cause the Lender to suffer (in its opinion) a material reduction in the rate of return on its overall capital below the level which it reasonably anticipated at the date of this Agreement and which it would have been able to achieve but for its entering into this Agreement and/or performing its obligations under this Agreement, or to cause a reduction in any amount due and payable to the Lender under any of the Finance Documents, then, the Lender shall notify the Borrower and the Borrower shall from time to time pay to the Lender on demand the amount which shall compensate the Lender (or the holding company of the Lender) for such additional cost or reduced return or reduced amount. A certificate signed by an authorised signatory of the Lender setting out the amount of that payment and the basis of its calculation shall be submitted to the Borrower and shall be conclusive evidence of such amount save for manifest error or on any question of law.

For the purposes of this Clause 8.5:

“Basel II Accord” means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement;

“Basel II Approach” means, in relation to the Lender, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Accord) adopted by the Lender (or its holding company) for the purpose of implementing or complying with the Basel II Accord;

“Basel II Regulation” means (a) any law or regulation implementing the Basel II Accord or (b) any Basel II Approach adopted by the Lender; and

“holding company” means, in respect of the Lender, the company or entity (if any) within the consolidated supervision of which the Lender is included.

8.6

Events of Default    The Borrower shall indemnify the Lender from time to time promptly on the Lender’s written demand against all losses, costs and liabilities incurred or sustained by the Lender as a consequence of any Event of Default.

8.7

Enforcement costs    The Borrower shall pay to the Lender promptly on the Lender’s written demand the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document including (without limitation) any losses, costs and expenses which the Lender may from time to time sustain, incur or become liable for by reason of the Lender being mortgagee of the Vessel and/or a lender to the Borrower, or by reason of the Lender being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of the Vessel.

8.8

Other costs    The Borrower shall pay to the Lender promptly on the Lender’s written demand the amount of all sums which the Lender may pay or become actually or contingently liable for on account of the Borrower in connection with the Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which the Lender may pay or guarantees which it may give in respect of the Insurances, any expenses incurred by the Lender in connection with the maintenance or repair of the Vessel or in discharging any lien, bond or other claim relating in any way to the Vessel, and any sums which the Lender may pay or guarantees which it may give to procure the release of the Vessel from arrest or detention.

8.9

Taxes    The Borrower shall pay all Taxes to which all or any part of the Indebtedness or any Finance Document may be at any time subject (other than Tax on the Lender’s overall net income) and shall indemnify the Lender promptly on the Lender’s written demand against all liabilities, costs, claims and expenses resulting from any omission to pay or delay in paying any such Taxes.

9	Fees

9.1

Commitment fee   The Borrower shall pay to the Lender a fee computed at the rate of forty per cent (40%) of the Margin per annum on the undrawn amount of the Loan from time to time from the date of this Agreement until the earlier of the Drawdown Date and the Availability Termination Date. The accrued commitment fee shall be payable from the date of this Agreement until the earlier of the Drawdown Date and the Availability Termination Date, both dates inclusive, and shall accrue from day to day, on the basis of a 360 day year and the actual number of days elapsed, and shall be paid quarterly in arrears with a final payment on the earlier of the Drawdown Date and the Availability Termination Date.

9.2

Arrangement fee   The Borrower shall pay to the Lender an arrangement fee in the amount of three hundred and ninety three thousand seven hundred and fifty Dollars ($393,750), on the date of this Agreement.

10	Security and Application of Moneys

10.1

Security Documents   As security for the payment of the Indebtedness, the Borrower shall execute and deliver to the Lender or cause to be executed and delivered to the Lender the following documents in such forms and containing such terms and conditions as the Lender shall require:

10.1.1	a first preferred mortgage over the Vessel;

10.1.2	a first priority deed of assignment of the Insurances, Earnings, Charters, Initial Charter and Requisition Compensation of the Vessel;

10.1.3	a guarantee and indemnity from the Guarantor;

10.1.4	a first priority deed of charge over the Accounts and all amounts from time to time standing to the credit of the Accounts;

10.1.5	a first priority pledge of all the membership interests of the Borrower; and

10.1.6	letters of undertaking from the Managers in respect of the Borrower and the Vessel.

10.2

Earnings and Retention Account  The Borrower shall maintain the Accounts with the Lender for the duration of the Facility Period free of Encumbrances and rights of set off other than those created by or under the Finance Documents.

10.3	Earnings The Borrower shall procure that all Earnings and any Requisition Compensation are credited to the Earnings Account.

10.4

Transfers to Retention Account    On the day in each calendar month during the Facility Period which numerically corresponds to the Drawdown Date (or, if there is no such day, on the last Business Day of that month), the Borrower shall procure that there is transferred from the Earnings Account to the Retention Account:

10.4.1	firstly, any amounts due to the Lender under the Finance Documents, other than principal and interest on the Loan; and

10.4.2

secondly, one-third of the amount of the Repayment Instalment due on the next Repayment Date (which shall be the day for that transfer if that day is a Repayment Date) and the amount of interest due on the next Interest Payment Date (which shall be deemed to be the day for that transfer if that day is an Interest Payment Date) divided by the number of months between the last Interest Payment Date (or, if none, the Drawdown Date) and that next Interest Payment Date, and the Borrower irrevocably authorises the Lender to make those transfers.

10.5

Additional payments to Retention Account  If for any reason the amount standing to the credit of the Earnings Account is insufficient to make any transfer to the Retention Account required by Clause 10.4 (Transfers to Retention Account), the Borrower shall, without demand, procure that there is credited to the Retention Account, on the date on which the relevant amount would have been transferred from the Earnings Account, an amount equal to the amount of the shortfall.

10.6	Application of Retention Account The Borrower shall procure that there is transferred from the Retention Account to the Lender:

10.6.1	any amounts due to the Lender under the Finance Documents, other than principal and interest on the Loan, on the date when such amounts are due; and

10.6.2	on each Interest Payment Date, the amount of interest then due, and the Borrower irrevocably authorises the Lender to make those transfers.

10.7

Borrower’s obligations not affected  If for any reason the amount standing to the credit of the Retention Account is insufficient to pay any amounts due to the Lender or to make any payment of interest when due, the Borrower’s obligation to pay that amount or to make that payment of interest shall not be affected.

10.8

Release of surplus  Any amount remaining to the credit of the Earnings Account following the making of any transfer required by Clause 10.4 (Transfers to Retention Account) shall (unless a Default shall have occurred and be continuing) be released to or to the order of the Borrower.

10.9

Relocation of Accounts  At any time following the occurrence and during the continuation of a Default, the Lender may without the consent of the Borrower relocate either or both of the Accounts to any other branch of the Lender, without prejudice to the continued application of this Clause 10 and the rights of the Lender under the Finance Documents.

10.10

Application after acceleration  From and after the giving of notice to the Borrower by the Lender under Clause 13.2 (Acceleration), the Borrower shall procure that all sums from time to time standing to the credit of either of the Accounts are immediately transferred to the Lender for application in accordance with Clause 10.11 (General application of moneys) and the Borrower irrevocably authorises the Lender to make those transfers.

10.11	General application of moneys The Borrower, subject to Clause 10.12 (Application of moneys on sale or Total Loss), irrevocably authorises the Lender to apply all sums which the Lender may receive:

10.11.1	pursuant to a sale or other disposition of the Vessel or any right, title or interest in the Vessel; or

10.11.2	by way of payment of any sum in respect of the Insurances, Earnings, Charters, Initial Charter or Requisition Compensation of the Vessel; or

10.11.3	by way of transfer of any sum from either of the Accounts; or

10.11.4	otherwise arising under or in connection with any Security Document,

in or towards satisfaction, or by way of retention on account, of the Indebtedness, firstly in or towards payment of expenses and all sums other than principal or interest which may be due to the Lender under the Finance Documents, secondly in or towards payment of any default interest, thirdly in or towards payment of any arrears of interest due in respect of the Loan and fourthly in or towards repayment of the Loan.

10.12

Application of moneys on sale or Total Loss  The Borrower irrevocably authorises the Lender to apply all sums which the Lender may receive pursuant to a sale, re-finance or scrapping by the Borrower of the Vessel or a Total Loss of the Vessel in or towards satisfaction of the prepayment due and payable by virtue of that sale, re-finance or scrapping or Total Loss under Clause 6.3 (Mandatory prepayment on sale or Total Loss), but the Borrower’s obligation to make that prepayment shall not be affected if those sums are insufficient to satisfy that obligation.

10.13

Additional security  If at any time the aggregate of the Market Value of the Vessel and the value of any additional security (such value to be the face amount of the deposit (in the case of cash), determined conclusively by appropriate advisers appointed by the Lender (in the case of other charged assets), and determined by the Lender in its discretion (in all other cases)) for the time being provided to the Lender under this Clause 10.13 is less than one hundred and thirty three per cent (133%) of the amount of the Loan then outstanding, the Borrower shall, within ten (10) Business Days of the Lender’s request, at the Borrower’s option:

10.13.1	pay to the Lender or to its nominee a cash deposit in the amount of the shortfall to be secured in favour of the Lender as additional security for the payment of the Indebtedness; or

10.13.2	give to the Lender other additional security in amount and form acceptable to the Lender in its discretion; or

10.13.3	prepay the Loan in the amount of the shortfall.

Clauses 5.2 (Reborrowing), 6.2.3 (Voluntary prepayment of Loan) and 6.4 (Restrictions) shall apply, mutatis mutandis, to any prepayment made under this Clause 10.13 and the value of any additional security provided shall be determined as stated above.

11	Representations

11.1	Representations The Borrower makes the representations and warranties set out in this Clause 11.1 to the Lender on the date of this Agreement.

11.1.1

Status    Each Security Party (which is not an individual) is a limited liability company, duly formed and validly existing under the law of its jurisdiction of incorporation and has the power to own its assets and carry on its business as it is being conducted.

11.1.2	Binding obligations The obligations expressed to be assumed by each Security Party in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

11.1.3	Non-conflict with other obligations The entry into and performance by each Security Party of, and the transactions contemplated by, the Finance Documents do not conflict with:

(a)	any law or regulation applicable to that Security Party;

(b)	the constitutional documents of that Security Party; or

(c)	any document binding on that Security Party or any of its assets,

and in borrowing the Loan, the Borrower is acting for its own account.

11.1.4

Power and authority    Each Security Party has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

11.1.5	Validity and admissibility in evidence All consents, licences, approvals, authorisations, filings and registrations required or desirable:

(a)

to enable each Security Party lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party or to enable the Lender to enforce and exercise all its rights under the Finance Documents; and

(b)	to make the Finance Documents to which any Security Party is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect, with the exception only of the registrations referred to in Part II of Schedule 1 (Conditions subsequent).

11.1.6

Governing law and enforcement    The choice of a particular law as the governing law of any Finance Document expressed to be governed by that law will be recognised and enforced in the jurisdiction of formation of each relevant Security Party, and any judgment obtained in the jurisdiction submitted to in any Finance Document will be recognised and enforced in the jurisdiction of formation of each relevant Security Party.

11.1.7	Deduction of Tax No Security Party is required under the law of its jurisdiction of formation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

11.1.8

No filing or stamp taxes    Under the law of jurisdiction of formation of each relevant Security Party it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

11.1.9	No default No Event of Default is continuing or might reasonably be expected to result from the advance of the Loan.

11.1.10	No misleading information Any factual information provided by any Security Party to the Lender was true and accurate in all material respects as at the date it was provided.

11.1.11

Pari passu ranking    The payment obligations of each Security Party under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

11.1.12

No proceedings pending or threatened    No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started or (to the best of the Borrower’s knowledge threatened) which, if adversely determined, might reasonably be expected to have a materially adverse effect on the business, assets, financial condition or credit worthiness of any Security Party.

11.1.13

Disclosure of material facts    The Borrower is not aware of any material facts or circumstances which have not been disclosed to the Lender and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrower.

11.1.14

No established place of business in the UK or US  No Security Party has an established place of business in the United Kingdom or the United States of America (other than the Guarantor and the Pledgor).

11.1.15

Completeness of Relevant Documents    The copies of any Relevant Documents provided or to be provided by the Borrower to the Lender in accordance with Clause 3 (Conditions of Utilisation) are, or will be, true and accurate copies of the originals and represent, or will represent, the full agreement between the parties to those Relevant Documents in relation to the subject matter of those Relevant Documents and there are no commissions, rebates, premiums or other payments due or to become due in connection with the subject matter of those Relevant Documents other than in the ordinary course of business or as disclosed to, and approved in writing by, the Lender.

11.2

Repetition  Each representation and warranty in Clause 11.1 (Representations) is deemed to be repeated by the Borrower by reference to the facts and circumstances then existing on the date of the Drawdown Notice and the first day of each Interest Period.

12	Undertakings and Covenants

The undertakings and covenants in this Clause 12 remain in force for the duration of the Facility Period.

12.1	Information undertakings

12.1.1

Financial statements    The Borrower shall supply and shall procure that the Guarantor shall supply to the Lender as soon as the same become available, but in any event within 180 days after the end of each of their financial years, the Borrower’s and the Guarantor’s audited financial statements for that financial year, together with a Compliance Certificate, signed by an officer or the chief accountant of the Borrower or the Guarantor respectively, setting out (in reasonable detail) computations as to compliance with Clause 12.2 (Financial covenants) as at the date as at which those financial statements were drawn up.

12.1.2	Requirements as to financial statements Each set of financial statements delivered by the Borrower or the Guarantor under Clause 12.1.1 (Financial statements):

(a)

shall be certified by an officer or the chief accountant of the Borrower or the Guarantor (as the context requires) as fairly representing its financial condition as at the date as at which those financial statements were drawn up; and

(b)

shall be prepared using IFRS, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, the Borrower or the Guarantor notifies the Lender that there has been a change in IFRS, the accounting practices or reference periods and the Borrower’s or Guarantor’s auditors deliver to the Lender:

(i)	a description of any change necessary for those financial statements to reflect the IFRS, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Lender, to enable the Lender to make an accurate comparison between the financial position indicated in those financial statements and that indicated in the Original Financial Statements.

12.1.3

Interim financial statements    The Borrower shall supply and shall procure that the Guarantor shall supply to the Lender as soon as the same become available, but in any event within ninety (90) days after the end of each half-year during each of its financial years, the Borrower’s and the Guarantor’s semi-annual management accounts for that half-year, together in each case with a Compliance Certificate, signed by an officer or the chief accountant of the Borrower or Guarantor (as the context requires), setting out (in reasonable detail) computations as to compliance with Clause 12.2 (Financial covenants) as at the date as at which those accounts were drawn up.

12.1.4	Information: miscellaneous The Borrower shall supply to the Lender:

(a)

all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched provided same refer to matters that (i) may adversely affect the ability of the Borrower to repay the Loan to the Lender and (ii) may adversely affect the business, assets, financial condition or credit worthiness of the Borrower;

(b)

promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Security Party, and which might, if adversely determined, have a materially adverse effect on the business, assets, financial condition or credit worthiness of that Security Party; and

(c)

promptly, such further information regarding the financial condition, business and operations of any Security Party as the Lender may reasonably request including, without limitation, cash flow analyses and details of the operating costs of the Vessel.

12.1.5	Notification of default

(a)	The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)

Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by a senior officer on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

12.1.6	“Know your customer” checks If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower after the date of this Agreement; or

(c)	a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement,

obliges the Lender (or, in the case of (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of (c) above, on behalf of any prospective new Lender) in order for the Lender (or, in the case of (c) above, any prospective new Lender) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

12.2	Financial covenants

12.2.1	Borrower’s financial covenants The Borrower shall at all times during the Facility Period maintain a minimum quarterly average Cash at least equal to two hundred and fifty thousand Dollars ($250,000).

12.2.2	Guarantor’s financial covenants The Borrower shall procure that the Guarantor shall at all times during the Facility Period:

(a)	maintain Leverage of equal to or less than seventy five per cent (75%); and

(b)	maintain a Net Worth of not less than fifty million Dollars ($50,000,000).

The expressions used in this Clause 12.2 shall be construed in accordance with IFRS, and for the purposes of this Agreement:

“Cash” means cash credited in the Earnings Account which is not subject to any charge back or other Encumbrance (other than in favour of the Lender) and to which the Borrower has free, immediate and direct access.

“Financial Statements” means the financial statements of the Borrower and the Guarantor provided in accordance with Clause 12.1.1 and Clause 12.1.3.

“Fleet Vessels” means any vessel (including the Vessel) from time to time wholly owned by the Guarantor (directly or indirectly) (each a “Fleet Vessel”).

“Fleet Market Value” means in relation to a Fleet Vessel, the market value of such Fleet Vessel conclusively determined by the average of two valuations to be provided by reputable, independent and first class firms of shipbrokers acceptable to the Lender semi-annually for each Fleet Vessel on the basis of a charter-free sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer and at the cost of the Borrower.

“Leverage” means the ratio of Total Consolidated Long Term Debt to Value Adjusted Total Assets, as shown in the applicable Financial Statement of the Guarantor for any accounting period and determined in accordance with IFRS.

“Net Worth” means equity payments already advanced in respect of the Fleet Vessel less accumulated dividends plus retained earnings of the Fleet Vessels, as each such term is defined in the applicable Financial Statements for the Guarantor determined in accordance with IFRS.

“Total Assets” means, in respect of the Guarantor, the amount of total assets of the Guarantor at any time on a consolidated basis which would be included in the applicable Financial Statements for the Guarantor as total assets determined in accordance with IFRS.

“Total Consolidated Long Term Debt” means, in respect of the Guarantor, the amount of total liabilities of the Guarantor (as such term is defined in the applicable Financial Statements of the Guarantor) at any time on a consolidated basis which would be included in the applicable Financial Statements of the Guarantor as total long term debt in accordance with IFRS including the current portion of long term debt (as such term is defined in the applicable Financial Statements for the Guarantor).

“Value Adjusted Total Assets” means the Total Assets of the Guarantor adjusted in each case for the difference of the book value of the Fleet Vessels (as evidenced in the most recent Financial Statements) and the Fleet Market Value.

12.3	General undertakings

12.3.1	Authorisations The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Lender of,

any consent, licence, approval or authorisation required under any law or regulation to enable each Security Party to perform its obligations under the Finance Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in the jurisdiction of formation of each relevant Security Party of any Finance Document.

12.3.2

Compliance with laws    The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

12.3.3

Conduct of business      The Borrower shall carry on and conduct its business in a proper and efficient manner, file all requisite tax returns and pay all tax which becomes due and payable (except where contested in good faith).

12.3.4

Evidence of good standing      The Borrower will from time to time if requested by the Lender provide the Lender with evidence in form and substance satisfactory to the Lender that the Security Parties and all corporate shareholders of any Security Party remain in good standing.

12.3.5

Negative pledge and no disposals    The Borrower shall not without the prior written consent of the Lender create nor permit to subsist any Encumbrance or other third party rights over any of its present or future assets or undertaking nor dispose of any of those assets or of all or part of that undertaking unless incurred in the normal course of business.

12.3.6

Merger    The Borrower shall not and shall procure that the Guarantor shall not without the prior written consent of the Lender, such consent not to be unreasonably withheld or delayed, enter into any amalgamation, demerger, merger or corporate reconstruction.

12.3.7

Change of business    The Borrower shall not without the prior written consent of the Lender make any substantial change to the general nature of its business from that carried on at the date of this Agreement.

12.3.8	No other business The Borrower shall not without the prior written consent of the Lender engage in any business other than the ownership, operation, chartering and management of the Vessel.

12.3.9	No place of business in UK or US The Borrower shall not have an established place of business in the United Kingdom or the United States of America at any time during the Facility Period.

12.3.10

No borrowings    The Borrower shall not without the prior written consent of the Lender borrow any money (except for the Loan and unsecured Financial Indebtedness subordinated to the Loan) nor incur any obligations under leases.

12.3.11

No substantial liabilities    Except in the ordinary course of business, the Borrower shall not without the prior written consent of the Lender incur any liability to any third party which is in the Lender’s opinion of a substantial nature.

12.3.12

No loans or other financial commitments    The Borrower shall not without the prior written consent of the Lender make any loan nor enter into any guarantee or indemnity or otherwise voluntarily assume any actual or contingent liability in respect of any obligation of any other person (except for inter-company loans subordinated to the Loan).

12.3.13

No dividends    The Borrower shall not and shall procure that the Guarantor shall not without the prior written consent of the Lender pay any dividends or make any other distributions to shareholders if a Default has occurred and the Borrower shall not issue any new shares.

12.3.14	Inspection of records The Borrower will permit the inspection of its financial records and accounts from time to time by the Lender or its nominee.

12.3.15

No change in Relevant Documents    The Borrower shall procure that, without the prior written consent of the Lender, there shall be no termination of, alteration to, or waiver of any term of, any of the Relevant Documents which are not Finance Documents.

12.3.16

No acquisitions    The Borrower shall not acquire any further assets other than the Vessel and shall not acquire rights arising under contracts entered into by or on behalf of the Borrower other than in the ordinary course of its business of owning, operating and chartering the Vessel.

12.3.17	No change in ownership or control The Borrower shall not and shall procure that the Guarantor shall not without the prior written consent of the

Lender permit any change in its beneficial ownership and control from that advised to the Lender at the date of this Agreement.

12.3.18

No cross-default  The Borrower shall not and shall procure that the Guarantor shall not default under any Financial Indebtedness in excess of $1,000,000 in respect of the Borrower and in excess of $3,000,000 in respect of the Guarantor, including without limitation:

(a)	any non-payment of any Financial Indebtedness when due or within any originally applicable grace period; or

(b)	any Financial Indebtedness is declared to be, or otherwise becomes, due and payable before its specified maturity as a result of an event of default (however described); or

(c)	any Financial Indebtedness is capable of being declared by a creditor to be due and payable before its specified maturity as a result of such an event.

12.3.19	Ownership The Borrower undertakes to remain 100% owned (directly or indirectly) by the Guarantor.

12.4	Vessel undertakings

12.4.1

No sale of Vessel    The Borrower shall not sell or otherwise dispose of the Vessel or any shares in the Vessel nor agree to do so without the prior written consent of the Lender, such consent not to be unreasonably withheld.

12.4.2

No chartering after Event of Default  Following the occurrence and during the continuation of an Event of Default the Borrower shall not without the prior written consent of the Lender let the Vessel on charter or renew or extend any charter or other contract of employment of the Vessel (nor agree to do so).

12.4.3

No change in management    The Borrower shall procure that, without the prior written consent of the Lender, there shall be no termination of, alteration to, or waiver of any term of, a Management Agreement in respect of the Vessel and the Borrower shall not without the prior written consent of the Lender permit the Managers to sub-contract or delegate the commercial or technical management of the Vessel to any third party.

12.4.4

Registration of Vessel    The Borrower undertakes to register and maintain the registration of the Vessel under the flag stated in Recital (A) for the duration of the Facility Period unless the Lender agrees otherwise in writing.

12.4.5

Evidence of current COFR    The Borrower will, if and for so long as the Vessel trades in the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990), obtain and retain a valid Certificate of Financial Responsibility for the Vessel under that Act, will provide the Lender with evidence of that Certificate, and will comply strictly with the requirements of that Act.

12.4.6	ISM Code compliance The Borrower will:

(a)	procure that the Vessel remains for the duration of the Facility Period subject to a SMS;

(b)	maintain a valid and current SMC for the Vessel throughout the Facility Period and provide a copy to the Lender;

(c)	procure that the ISM Company maintains a valid and current DOC throughout the Facility Period and provide a copy to the Lender; and

(d)	immediately notify the Lender in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of the Vessel or of the DOC of the ISM Company.

12.4.7	ISPS Code compliance The Borrower will:

(a)	for the duration of the Facility Period comply with the ISPS Code in relation to the Vessel and procure that the Vessel and the ISPS Company comply with the ISPS Code;

(b)	maintain a valid and current ISSC for the Vessel throughout the Facility Period and provide a copy to the Lender; and

(c)	immediately notify the Lender in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC of the Vessel.

12.4.8	Annex VI compliance The Borrower will:

(a)	for the duration of the Facility Period comply with Annex VI in relation to the Vessel and procure that the Vessel’s master and crew are familiar with, and that the Vessel complies with, Annex VI;

(b)	maintain a valid and current IAPPC for the Vessel throughout the Facility Period and provide a copy to the Lender; and

(c)	immediately notify the Lender in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the IAPPC of the Vessel.

12.4.9

Chartering The Borrower shall procure that the Vessel is employed under an Initial Charter and in the event of the Vessel being employed under a Charter, the Lender shall be furnished forthwith with (a) details of the new employment and (b) a notice of assignment addressed to the Charterer and endorsed with an acknowledgement of receipt by the Charterer, each in form and substance satisfactory to the Lender.

12.4.10

No change in class    The Borrower shall class the Vessel with an IACS classification society acceptable to the Lender and shall maintain such classification free of all overdue recommendations and qualification for the duration of the Facility Period unless otherwise agreed by the Lender in writing and shall not change such classification society without the prior written consent of the Lender.

12.4.11

Inspection of the Vessel    The Borrower will permit the physical inspection of the Vessel by the Lender or its nominee at any time during the Facility Period, upon the Lender’s request for one or more technical survey reports of the Vessel by surveyors appointed by the Lender at the expense of the Borrower, provided that the Lender gives reasonable notice to the Borrower prior to each intended physical inspection and that such inspection does not interfere with the Vessel’s day to day operation and employment and that such technical survey reports are limited to maximum of two (2) per calendar year.

13	Events of Default

13.1	Events of Default Each of the events or circumstances set out in this Clause 13.1 is an Event of Default.

13.1.1

Non-payment    The Borrower does not pay on the due date any amount payable by it under a Finance Document at the place at and in the currency in which it is expressed to be payable unless payment is made within one (1) Business Day of its due date.

13.1.2

Other obligations    A Security Party or any other person (except the Lender) does not comply with any provision of any of the Relevant Documents to which that Security Party or person is a party (other than as referred to in Clause 13.1.1 (Non-payment)).

No Event of Default under this Clause 13.1.2 will occur if the failure to comply is capable of remedy and does not relate to compliance with Clause 10.13 (Additional security) and is remedied within ten (10) Business Days of the Lender giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

13.1.3

Misrepresentation    Any representation, warranty or statement made or deemed to be repeated by a Security Party in any Finance Document or any other document delivered by or on behalf of a Security Party under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be repeated.

13.1.4	Cross default Any Financial Indebtedness of the Borrower in excess of $1,000,000 or of the Guarantor in excess of $3,000,000:

(a)	is not paid when due or within any originally applicable grace period; or

(b)	is declared to be, or otherwise becomes, due and payable before its specified maturity as a result of an event of default (however described); or

(c)	is capable of being declared by a creditor to be due and payable before its specified maturity as a result of such an event.

No Event of Default under this Clause 13.1.4 will occur if the failure to comply is capable of remedy and is remedied within one (1) Business Day of the Lender giving notice to the Borrower or the Borrower becoming aware of the failure to comply with this Clause 13.1.4.

13.1.5	Insolvency

(a)

A Security Party is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of a Security Party is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of a Security Party.

13.1.6	Insolvency proceedings Any corporate action, legal proceedings or other procedure or step is taken for:

(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, bankruptcy or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of a Security Party;

(b)	a composition, compromise, assignment or arrangement with any creditor of a Security Party;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, or trustee or other similar officer in respect of any Security Party or any of its assets; or

(d)	enforcement of any Encumbrance over any assets of a Security Party,

or any analogous procedure or step is taken in any jurisdiction.

13.1.7	Creditors’ process Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a Security Party.

13.1.8

Change in ownership or control of the Borrower or the Guarantor  There is any change in the beneficial ownership or control of the Borrower or the Guarantor from that advised to the Lender by the Borrower at the date of this Agreement.

13.1.9	Repudiation A Security Party or any other person (except the Lender) repudiates any of the Relevant Documents to which that Security Party or person is a party or evidences an intention to do so.

13.1.10

Impossibility or illegality    Any event occurs which would, or would with the passage of time, render performance of any of the Relevant Documents by a Security Party or any other party to any such document impossible, unlawful or unenforceable by the Lender or a Security Party.

13.1.11	Conditions subsequent Any of the conditions referred to in Clause 3.3 (Conditions subsequent) is not satisfied within the time reasonably required by the Lender.

13.1.12

Revocation or modification of authorisation    Any consent, licence, approval, authorisation, filing, registration or other requirement of any governmental, judicial or other public body or authority which is now, or which at any time during the Facility Period becomes, necessary to enable a Security Party or any other person (except the Lender) to comply with any of its obligations under any of the Relevant Documents is not obtained, is revoked, suspended, withdrawn or withheld, or is modified in a manner which the Lender considers is, or may be, prejudicial to the interests of the Lender, or ceases to remain in full force and effect.

13.1.13

Curtailment of business  A Security Party ceases, or threatens to cease, to carry on all or a substantial part of its business or, as a result of intervention by or under the authority of any government, the business of a Security Party is wholly or partially curtailed or suspended, or all or a substantial part of the assets or undertaking of a Security Party is seized, nationalised, expropriated or compulsorily acquired.

13.1.14	Reduction of capital A Security Party reduces its authorised or issued or subscribed capital.

13.1.15

Loss of Vessel  The Vessel suffers a Total Loss or is otherwise destroyed or abandoned, or a similar event occurs in relation to any other vessel which may from time to time be mortgaged to the Lender as security for the payment of all or any part of the Indebtedness, except that a Total Loss, or event similar to a Total Loss in relation to any other vessel, shall not be an Event of Default if:

(a)	the Vessel or other vessel is insured in accordance with the Security Documents; and

(b)	no insurer has refused to meet or has disputed the claim for Total Loss and it is not apparent to the Lender that any such refusal or dispute is likely to occur; and

(c)

payment of all insurance proceeds in respect of the Total Loss is made in full to the Lender within one hundred and eight (180) days of the occurrence of the casualty giving rise to the Total Loss in question or such longer period as the Lender may in its discretion agree.

13.1.16

Challenge to registration  The registration of the Vessel or the Mortgage is contested or becomes void or voidable or liable to cancellation or termination, or the validity or priority of the Mortgage is contested.

13.1.17

War    The country of registration of the Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Lender in its discretion considers that, as a result, the security conferred by any of the Security Documents is materially prejudiced.

13.1.18	Notice of termination The Guarantor gives notice to the Lender to determine its obligations under the Guarantee.

13.1.19

Termination of Initial Charter  The Initial Charter is terminated, cancelled, repudiated or revoked unless the Borrower enters into an alternative time charter or other contract of employment in respect of the Vessel with a reputable charterer, in terms and conditions acceptable to the Lender, within sixty (60) days from the termination and/or cancellation and/or repudiation and/or revocation of the Initial Charter.

13.1.20	Change of management There is a change of the Vessel’s Managers without the prior written consent of the Lender.

13.1.21

Material adverse change  Any event or series of events occurs which, in the reasonable opinion of the Lender, has a materially adverse effect on the business, assets, financial condition or credit worthiness of a Security Party.

13.2	Acceleration If an Event of Default is continuing the Lender may by notice to the Borrower cancel any part of the Maximum Loan Amount not then advanced and:

13.2.1

declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, whereupon they shall become immediately due and payable; and/or

13.2.2	declare that the Loan is payable on demand, whereupon it shall immediately become payable on demand by the Lender.

14	Assignment and Sub-Participation

14.1

Lender’s rights  The Lender may assign any of its rights under this Agreement or transfer by novation any of its rights and obligations under this Agreement to any other branch of the Lender or to any other bank or financial institution or (for the purpose of a securitisation of the Lender’s rights or obligations under the Finance

Documents or a similar transaction of broadly equivalent economic effect) to any special purpose vehicle, and may grant sub-participations in all or any part of the Loan.

14.2

Borrower’s co-operation  The Borrower will co-operate fully with the Lender in connection with any assignment, transfer or sub-participation; will execute and procure the execution of such documents as the Lender may require in that connection; and irrevocably authorises the Lender to disclose to any proposed assignee, transferee or sub-participant (whether before or after any assignment, transfer or sub-participation and whether or not any assignment, transfer or sub-participation shall take place) all information relating to the Security Parties, the Loan, the Relevant Documents and the Vessel which the Lender may in its discretion consider necessary or desirable.

14.3

Rights of assignee or transferee  Any assignee or transferee of the Lender shall (unless limited by the express terms of the assignment or novation) take the full benefit of every provision of the Finance Documents benefitting the Lender.

14.4	No assignment or transfer by the Borrower The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

14.5

Securitisation  The Lender may disclose the size and term of the Loan and the name of each of the Security Parties to any investor or potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of the Lender’s rights or obligations under the Finance Documents.

15	Set-Off

The Lender may set off any matured obligation due from the Borrower under any Finance Document against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

16	Payments

16.1

Payments  Each amount payable by the Borrower under a Finance Document shall be paid to such account at such bank as the Lender may from time to time direct to the Borrower in the Currency of Account and in such funds as are customary at the time for settlement of transactions in the relevant currency in the place of payment. Payment shall be deemed to have been received by the Lender on the date on which the Lender receives authenticated advice of receipt, unless that advice is received by the Lender on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Lender in its discretion considers that it is impossible or impracticable for the Lender to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Lender on the Business Day next following the date of receipt of advice by the Lender.

16.2

No deductions or withholdings  Each payment (whether of principal or interest or otherwise) to be made by the Borrower under a Finance Document shall, subject only to Clause 16.3 (Grossing-up), be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature.

16.3

Grossing-up    If at any time any law requires (or is interpreted to require) the Borrower to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, the Borrower will promptly notify the Lender and, simultaneously with that payment, will pay to the Lender whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after the deduction or withholding, the Lender receives a net sum equal to the sum which the Lender would have received had no deduction or withholding been made.

16.4

Evidence of deductions  If at any time the Borrower is required by law to make any deduction or withholding from any payment to be made by it under a Finance Document, the Borrower will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty (30) days after making that payment, deliver to the Lender an original receipt issued by the relevant authority, or other evidence acceptable to the Lender, evidencing the payment to that authority of all amounts required to be deducted or withheld.

16.5	Adjustment of due dates If any payment or transfer of funds to be made under a Finance Document, other than a payment of interest on the Loan, shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day). Any such variation of time shall be taken into account in computing any interest in respect of that payment.

16.6

Control account  The Lender shall open and maintain on its books a control account in the name of the Borrower showing the advance of the Loan and the computation and payment of interest and all other sums due under this Agreement. The Borrower’s obligations to repay the Loan and to pay interest and all other sums due under this Agreement shall be evidenced by the entries from time to time made in the control account opened and maintained under this Clause 16.6 and those entries will, in the absence of manifest error, be conclusive and binding.

17	Notices

17.1	Communications in writing Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.

17.2

Addresses  The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement for any communication or document to be made or delivered under or in connection with this Agreement are:

17.2.1	in the case of the Borrower, 3-5 Menandrou Street, 14561 Kifisia, Athens, Greece (fax no: +30 210 8084224) marked for the attention of Legal Department; and

17.2.2	in the case of the Lender, Coolsingel 93, 3012 AE Rotterdam, The Netherlands (fax no: +31 10 401 5323 ) marked for the attention of Loans Administration;

or any substitute address, fax number, department or officer as either party may notify to the other by not less than five (5) Business Days’ notice.

17.3	Delivery Any communication or document made or delivered by one party to this Agreement to the other under or in connection with this Agreement will only be effective:

17.3.1	if by way of fax, when received in legible form; or

17.3.2	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 17.2 (Addresses), if addressed to that department or officer.

Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender.

17.4	English language Any notice given under or in connection with this Agreement must be in English. All other documents provided under or in connection with this Agreement must be:

17.4.1	in English; or

17.4.2

if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

18	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

19	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under a Finance Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

20	Miscellaneous

20.1	No oral variations No variation or amendment of a Finance Document shall be valid unless in writing and signed on behalf of the Lender.

20.2

Further assurance  If any provision of a Finance Document shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by or on behalf of the Lender are considered by the Lender for any reason insufficient to carry out the terms of this Agreement, then from time to time the Borrower will promptly, on demand by the Lender, execute or procure the execution of such further documents as in the opinion of the Lender are necessary to provide adequate security for the repayment of the Indebtedness.

20.3

Rescission of payments etc.  Any discharge, release or reassignment by the Lender of any of the security constituted by, or any of the obligations of a Security Party contained in, a Finance Document shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law.

20.4

Certificates  Any certificate or statement signed by an authorised signatory of the Lender purporting to show the amount of the Indebtedness (or any part of the Indebtedness) or any other amount referred to in any Finance Document shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrower of that amount.

20.5	Counterparts This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

20.6

Contracts (Rights of Third Parties) Act 1999  A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

21	Law and Jurisdiction

21.1	Governing law This Agreement and any non-contractual obligations arising from or in connection with it shall in all respects be governed by and interpreted in accordance with English law.

21.2

Jurisdiction  For the exclusive benefit of the Lender, the parties to this Agreement irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any dispute (a) arising from or in connection with this Agreement or (b) relating to any non-contractual obligations arising from or in connection with this Agreement and that any proceedings may be brought in those courts.

21.3

Alternative jurisdictions  Nothing contained in this Clause 21 shall limit the right of the Lender to commence any proceedings against the Borrower in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrower in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

21.4

Waiver of objections  The Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause 21, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

21.5	Service of process Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

21.5.1

irrevocably appoints Messrs. Saville & Co., 2 Throgmorton Avenue, London EC2N 2ER, England as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

21.5.2	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

22	General Terms and Conditions

The General Terms and Conditions form part of and shall be deemed to be incorporated in this Agreement save to the extent that there is an inconsistency between the terms thereof and the terms of any other provision of this Agreement, in which case the terms of that other provision shall prevail.

SCHEDULE 1: Conditions Precedent and Subsequent

Part I: Conditions precedent

1	Security Parties

(a)

Constitutional Documents    Copies of the constitutional documents of each Security Party together with such other evidence as the Lender may reasonably require that each Security Party is duly formed in its country of formation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

(b)	Certificates of good standing A certificate of good standing in respect of each Security Party (if such a certificate can be obtained).

(c)	Board or Member resolutions A copy of a resolution of the members or the board of directors (as applicable) of each Security Party:

(i)	approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and resolving that it execute those Relevant Documents; and

(ii)	authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf.

(d)	Copy passports A copy of the passport of each person authorised by the resolutions referred to in paragraph (c) above.

(e)

Shareholder resolutions  A copy of a resolution signed by all the holders of the issued shares in each Security Party (where applicable), approving the terms of, and the transactions contemplated by, the Relevant Documents to which that Security Party is a party.

(f)

Officer’s certificates  A certificate of a duly authorised officer of each Security Party certifying that each copy document relating to it specified in this Part I of Schedule 1 is correct, complete and in full force and effect and setting out the names of the directors or members, officers, shareholders or membership interest holders of that Security Party and the proportion of shares or membership interest held by each shareholder or membership interest holder.

(g)

Evidence of registration     Where such registration is required or permitted under the laws of the relevant jurisdiction, evidence that the names of the directors or members, officers, shareholders or membership interest holders of each Security Party are duly registered in the companies registry or other registry in the country of incorporation of that Security Party.

(h)	Powers of attorney The notarially attested and legalised power of attorney of each Security Party under which any documents are to be executed or transactions undertaken by that Security Party.

2	Security and related documents

(a)	Vessel documents Photocopies, certified as true, accurate and complete by a director or member or the secretary or the legal advisers of the Borrower, of:

(i)	the MOA;

(ii)	the bill of sale transferring title in the Vessel to the Borrower free of all encumbrances, maritime liens or other debts;

(iii)	the protocol of delivery and acceptance evidencing the unconditional physical delivery of the Vessel by the Seller to the Borrower pursuant to the MOA;

(iv)	any charterparty or other contract of employment of the Vessel which will be in force on the Drawdown Date including, without limitation, the Initial Charter and/or any Charter;

(v)	the Management Agreements;

(vi)	the Vessel’s current Safety Construction, Safety Equipment, Safety Radio, Oil Pollution Prevention and Load Line Certificates;

(vii)	evidence of the Vessel’s current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990;

(viii)	the Vessel’s current SMC;

(ix)	the ISM Company’s current DOC;

(x)	the Vessel’s current ISSC;

(xi)	the Vessel’s current IAPPC;

(xii)	the Vessel’s current Tonnage Certificate;

in each case together with all addenda, amendments or supplements.

(b)

Evidence of Seller’s title     Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the Vessel’s current flag confirming that the Vessel is owned by the Seller and free of registered Encumbrances and an undertaking by the Seller to delete the Vessel from its current flag.

(c)

Evidence of Borrower’s title     Evidence that on the Drawdown Date (i) the Vessel will be at least provisionally registered under the flag stated in Recital (A) in the ownership of the Borrower and (ii) the Mortgage will be capable of being registered against the Vessel with first priority.

(d)

Evidence of insurance     Evidence that the Vessel is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with (if required by the Lender) the written approval of the Insurances by an insurance adviser appointed by the Lender at the Borrower’s expense.

(e)

Confirmation of class     A Certificate of Confirmation of Class for hull and machinery confirming that the Vessel is classed with the highest class applicable to vessels of her type with Lloyd’s Register or such other classification society as may be acceptable to the Lender free of overdue recommendations affecting class.

(f)	Survey report A report by a surveyor instructed by the Lender to inspect the Vessel confirming that the condition of the Vessel is in all respects acceptable to the Lender.

(g)

Valuations     Two valuations of the Vessel addressed to the Lender from two brokers acceptable to the Lender certifying a value for the Vessel, assessed in such manner as the Lender may require, acceptable to the Lender.

(h)

Security Documents     The Security Documents, together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients.

(i)	Mandates Such duly signed forms of mandate, and/or other evidence of the opening of the Accounts, as the Lender may require.

(j)	No disputes The written confirmation of the Borrower that there is no dispute under any of the Relevant Documents as between the parties to any such document.

3	Legal opinions

(a)

If a Security Party is incorporated in a jurisdiction other than England and Wales or if any Finance Document is governed by the laws of a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lender in each relevant jurisdiction, substantially in the form or forms provided to the Lender prior to signing this Agreement or confirmation satisfactory to the Lender that such an opinion will be given.

4	Other documents and evidence

(a)	Drawdown Notice A duly completed Drawdown Notice.

(b)	Process agent Evidence that any process agent referred to in Clause 21.5 (Service of process) and any process agent appointed under any other Finance Document has accepted its appointment.

(c)

Other authorisations     A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

(d)	Financial statements Copies of the Original Financial Statements.

(e)	Fees Evidence that the fees, costs and expenses then due from the Borrower under Clause 8 (Indemnities) and Clause 9 (Fees) have been paid or will be paid by the Drawdown Date.

(f)

“Know your customer” documents     Such documentation and other evidence as is reasonably requested by the Lender in order for the Lender to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Finance Documents.

Part II: Conditions subsequent

(a)

Evidence of Borrower’s title     Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the flag stated in Recital (A) confirming that (a) the Vessel is permanently registered under that flag in the ownership of the Borrower, (b) the Mortgage has been registered with first priority against the Vessel and (c) there are no further Encumbrances registered against the Vessel.

(b)	Deletion by Seller Evidence that the Vessel has been deleted from its current flag.

(c)

Letters of undertaking     Letters of undertaking in respect of the Insurances as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Lender.

(d)	Acknowledgements of notices Acknowledgements of all notices of assignment and/or charge given pursuant to any Security Documents received by the Lender pursuant to Part I of this Schedule 1.

(e)	Legal opinions Such of the legal opinions specified in Part I of this Schedule 1 as have not already been provided to the Lender.

(f)	Master’s receipt The master’s receipt for the Mortgage.

SCHEDULE 2: Calculation of Mandatory Cost

1

The Mandatory Cost is an addition to the interest rate to compensate the Lender for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2

On the first day of each Interest Period (or as soon as possible thereafter) the Lender shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) in accordance with the paragraphs set out below.

3

The Additional Cost Rate for the Lender if lending from an office in the euro-zone will be the percentage notified by the Lender to the Borrower to be its reasonable determination of the cost (expressed as a percentage of the Loan) of complying with the minimum reserve requirements of the European Central Bank as a result of making the Loan from that office.

4	The Additional Cost Rate for the Lender if lending from an office in the United Kingdom will be calculated by the Lender as follows:

(a)	where the Loan is denominated in sterling:

BY + S(Y - Z) + F x 0.01 per cent per annum

            100 - (B + S)

(b)	where the Loan is denominated in any currency other than sterling:

F x 0.01 per cent per annum

300

where:

B

is the percentage of eligible liabilities (assuming these to be in excess of any stated minimum) which the Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements;

Y

is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an overdue amount, the additional rate of interest specified in Clause 7.8 (Default interest)) payable for the relevant Interest Period on the Loan;

S	is the percentage (if any) of eligible liabilities which the Lender is required from time to time to maintain as interest bearing special deposits with the Bank of England;

Z	is the interest rate per annum payable by the Bank of England to the Lender on special deposits; and

F

is the charge payable by the Lender to the Financial Services Authority under paragraph 2.02 or 2.03 (as appropriate) of the Fees Regulations or the equivalent provisions in any replacement regulations (with, for this purpose, the figure for the minimum amount in paragraph 2.02b or such equivalent provision deemed to be zero), expressed in pounds per £1 million of the fee base of the Lender.

5	For the purpose of this Schedule:

(a)	“eligible liabilities” and “special deposits” have the meanings given to them at the time of application of the formula by the Bank of England;

(b)	“fee base” has the meaning given to it in the Fees Regulations;

(c)

“Fees Regulations” means the regulations governing periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

6

In the application of the formula B, Y, S and Z are included in the formula as figures and not as percentages, e.g. if B = 0.5% and Y = 15%, BY is calculated as 0.5. x 15. Each rate calculated in accordance with the formula is, if necessary, rounded upward to four decimal places.

7

If a change in circumstances has rendered, or will render, the formula inappropriate, the Lender shall notify the Borrower of the manner in which the Mandatory Cost will subsequently be calculated. The manner of calculation so notified by the Lender shall, in the absence of manifest error, be binding on the Borrower.

SCHEDULE 3: Form of Drawdown Notice

To:	ABN AMRO BANK N.V.

From:	Zeus One Marine LLC

[Date]

Dear Sirs

Drawdown Notice

We refer to the Loan Agreement dated                      2011 made between ourselves and yourselves (the “Agreement”).

Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.

Pursuant to Clause 4 of the Agreement, we irrevocably request that you advance the sum of [                ] to us on                  20     , which is a Business Day, by paying the amount of the advance in accordance with the MOA.

We warrant that the representations and warranties contained in Clause 11.1 of the Agreement are true and correct at the date of this Drawdown Notice and will be true and correct on                      20     , that no Default has occurred and is continuing, and that no Default will result from the advance of the sum requested in this Drawdown Notice.

We select the period of [        ] months as the first Interest Period.

Yours faithfully

.................................

For and on behalf of

Zeus One Marine LLC

SCHEDULE 4: Form of Compliance Certificate

To:	ABN AMRO BANK N.V.

From:	Zeus One Marine LLC

Poseidon Containers Holdings LLC

Dated:

Dear Sirs

Zeus One Marine LLC – US$31,500,000 Loan Agreement dated [                            ] 2011 (the “Agreement”)

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

We confirm that:

1.

The aggregate of the market value of the Vessel (such market value conclusively determined by the average of two valuations to be obtained by the Lender from two reputable, independent and first class firms of shipbrokers appointed by the Lender and reporting to the Lender on the basis of a charter-free sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer) [and the value of any additional security for the time being provided to the Lender under clause 10.13 of the Agreement] is equal to [one hundred and thirty three] per cent ([133]%) of the amount of the Loan outstanding.

2.	The Guarantor maintains Leverage equal to [seventy five] per cent ([75]%).

3.	The average quarterly cash balance in the accounts #[ ] and #[ ] is $[.....], (>250k).

4.	The Guarantor maintains a Net Worth equal to [fifty] million Dollars ($[50,000,000])

5.	No Default is continuing.

Signed:	......................
Member of

Zeus One Marine LLC

Signed:	......................
Member of

Poseidon Containers Holdings LLC

SCHEDULE 5: General Terms and Conditions

IN WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

SIGNED by Aikaterini Emmanouil	)
/s/ Aikaterini Emmanouil	)
as duly authorised	)
for and on behalf of	)
ZEUS ONE MARINE LLC	)
in the presence of:	)

/s/ Dimitrios Beis
Dimitrios Beis
Solicitor
Stephenson Harwood
2 Filellinon Str & Akti Miaouli
Piraeus

SIGNED by Alexandros Damianidis	)
/s/ Alexandros Damianidis	)
as duly authorised	)
for and on behalf of	)
ABN AMRO BANK N.V.	)
in the presence of:	)

/s/ Dimitrios Beis

Dimitrios Beis

Solicitor

Stephenson Harwood

2 Filellinon Str & Akti Miaouli

Piraeus